Exhibit 10.4

PPG INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

1.	Purpose

The purpose of the PPG Industries, Inc. Deferred Compensation Plan for Directors is to offer each non-employee member of the Board of Directors of PPG Industries, Inc. (the “Corporation”) the opportunity to defer receipt of the compensation to be earned for services as a director of the Corporation until after separation from service with the Corporation.

This PPG Industries, Inc. Deferred Compensation Plan for Directors (this “Plan”) is an amendment and restatement of the PPG Industries, Inc. Deferred Compensation Plan for Directors as in effect on December 31, 2004 (the “Prior Plan”). This amended and restated Plan applies to deferrals of all Compensation that is earned or that becomes vested on or after January 1, 2005 (including any earnings thereon). All such deferred compensation shall be paid in accordance with the terms of this amended and restated Plan. The Prior Plan applies to deferrals of all compensation that was earned and vested prior to January 1, 2005 (including any earnings thereon). This amendment and restatement of the Plan is made on February 16, 2006, and is effective as of January 1, 2005.

2.	Definitions

(a)	“Beneficiary” means the person or entity designated by the Participant or the Participant’s legal representative as provided under Section 7(b).

(b)	“Committee” means the Officers-Directors Compensation Committee (or any successor) of the Board of Directors of the Corporation.

(c)	“Common Stock” means, as of any date, the then issued and outstanding voting common stock of the Corporation.

(d)	“Common Stock Unit” means a hypothetical share of Common Stock.

(e)

“Compensation” means a Participant’s compensation earned for services as a director and as chairman or a member of a committee of the Board of Directors of the Corporation, including compensation that is payable in cash, in shares of the Corporation’s capital stock or otherwise and specifically including a Participant’s annual retainer and fees for attending meetings of the Board of Directors of the Corporation or any committee thereof. Compensation shall also include any dividend equivalent paid with respect to a restricted stock unit award.

(f)	“Disability” means, with respect to a Participant, a medically determinable physical or mental impairment of the Participant that can be expected to result in the Participant’s death or that can be expected to last for a continuous period of not less than 12 months, by reason of which the Participant is unable to engage in any substantial gainful activity.

(g)	“Dividend Equivalents” means an additional number of Common Stock Units the Corporation shall credit to each Stock Account as of each dividend payment date declared with respect to the Corporation’s Common Stock. The additional number of Common Stock Units to be credited to each Stock Account shall be equal to the quotient obtained by dividing:

(1)	the product of (i) the dividend per share of the Common Stock which is payable as of the dividend payment date, multiplied by (ii) the number of whole Common Stock Units credited to the Stock Account as of the applicable dividend record date; by

(2)	the closing price of a share of the Common Stock on the dividend payment date (or if such stock was not traded on that date, on the next preceding date on which it was traded), as reported in the New York Stock Exchange Composite Transactions.

(h)	“Participant” means an eligible director of the Corporation who participates in the Plan.

(i)	“Stock Account” means a bookkeeping account maintained for a Participant who elects to defer to it all or any part of his or her Compensation and to which Common Stock Units and Dividend Equivalents are credited.

3.	Eligibility

All directors of the Corporation who are not at the time also serving as salaried employees of the Corporation are eligible to participate in the Plan.

4.	Deferral of Compensation

(a)	Each Participant may elect to have Compensation deferred under the Plan and credited to the Participant’s Stock Account.

(b)	Subject to any rules, regulations, procedures or resolutions adopted by the Committee, each election to defer shall be made and filed with the

Secretary of the Corporation in writing on or before December 31 of the year immediately preceding the year in which the deferral is to become effective, provided however that in the first calendar year in which an individual becomes a director, an election to defer may be made as to the remainder of such year, effective with respect to Compensation for services after the date of such election provided that the election is filed with the Secretary within thirty (30) days of the individual’s election to the Board of Directors of the Corporation. Once made, elections to defer shall be irrevocable.

(c)	Deferred amounts shall be credited on the books of the Corporation to an account in the name of the Participant on the same date that it would otherwise be payable and shall thereafter be paid from the general funds of the Corporation. No assets of the Corporation shall be segregated or earmarked in respect to any amounts credited to the Stock Accounts of Participants and all such amounts shall constitute unsecured contractual obligations of the Corporation.

(d)	The number of Common Stock Units to be credited to the Stock Account of a Participant shall be equal to the quotient obtained by dividing the unpaid deferred amount to be credited to the Stock Account by the closing price of a share of the Common Stock on the date on which such deferred amount is credited on the books of the Corporation (or if such stock was not traded on that date, on the next preceding date on which it was traded), as reported on the New York Stock Exchange Composite Transactions. Dividend Equivalents shall be credited to each Stock Account as of each dividend payment date declared with respect to the Corporation’s Common Stock.

5.	Payment of Deferred Amounts

(a)	Payments from the Stock Account will be made in the form of Common Stock, provided that payment with respect to any partial Common Stock Unit shall be made in the form of cash.

(b)	The payment described in Section 5(a) shall be made in a lump sum on the date that is six months and 10 days following the date on which the Participant separates from service with the Corporation (within the meaning of Section 409A of the Internal Revenue Code) (the “Scheduled Payment Date”).

(c)

Death or Disability. In the event of the death or Disability of a Participant either while serving as a director of the Corporation or prior to the Scheduled Payment Date, any amount due under the Plan shall be paid in a lump sum to the Participant’s beneficiary, or in the case of Disability, to the

Participant, as soon as practicable after the Participant’s death or a determination by the Committee that the Participant has suffered a Disability.

6.	Change in Control

(a)	Upon, or in reasonable anticipation of, a Change in Control (as defined below), the Corporation shall immediately make a payment in cash, to a trustee to be held in a rabbi trust on such terms as the senior human resources officer and the senior finance officer of the Corporation, or either of them, shall deem appropriate of a sufficient amount to insure that Participants receive the payment of all amounts as contemplated under the Plan.

(b)	“Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then issued and outstanding shares of the Corporation’s voting common stock (“Outstanding Common Stock”) or (ii) the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors to the Board of Directors of the Corporation (“Outstanding Voting Securities”); provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation; (ii) any acquisition by the Corporation; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (3) of this Section 6(b).

(2)

Individuals who, as of February 16, 2006 (the “Reference Date”), constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Reference Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(3)	Approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination:

(i)	All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;

(ii)	No Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii)	At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action taken by the Incumbent Board approving such Business Combination; or

(c)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation; or

(d)	A majority of the Incumbent Board otherwise determines that a Change in Control shall have occurred.

7.	General Provisions

(a)	Either the Board of Directors of the Corporation or the Committee may modify or amend the Plan, in whole or in part, from time to time, without the consent of any Participant or Beneficiary of any Participant; provided, however, that any modification, amendment or termination shall be of general application to all Participants and Beneficiaries and shall not, without the consent of the Participant or, in the event of his death, the Participant’s Beneficiary or estate adversely affect (i) any amount theretofore deferred or credited to the Participant’s Account(s) or (ii) the right of the Participant to receive all amounts theretofore credited to the Participant’s account(s), as of the date of such modification, amendment or termination.

(b)	No rights under the Plan may be transferred or assigned except that a Participant may designate, in writing filed with the Secretary of the Corporation, his spouse or children, a trustee or his or her executor or executrix as Beneficiary to receive any unpaid amounts under the Plan after the death of the Participant. In the absence of any such designation or in the event that the designated person or entity shall not be in existence at the time a payment under the Plan comes due, the Beneficiary of the Participant shall be the Participant’s legal representative.

(c)	The Committee shall have full power to administer and interpret the Plan and to adopt such rules, regulations, procedures and resolutions consistent with the terms of the Plan as the Committee deems necessary or advisable to carry out the terms of the Plan.

(d)

The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania, and the validity, construction, interpretation and administration of the Plan, and of any determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the internal laws of the Commonwealth of Pennsylvania.

8.	Adjustments Upon Changes in Capitalization

In the event of any change in the number of outstanding shares of the Corporation’s voting common stock by reason of any stock dividend, stock split or similar change, a corresponding change shall be made in the number Common Stock Units held in each Participant’s Account. In the event of any change in the outstanding shares of the Company’s voting common stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Board of Directors or the Committee may make such changes in the Common Stock Units held in each Participant’s Account as the Board or the Committee may deem to be equitable. No such change, without the consent of a Participant, may adversely affect the rights of such Participant with respect to Common Stock Units held immediately prior to any such change, and any such change shall be final, conclusive and binding on all persons, including the Company and the Participants.